Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.27

GSA Contract Extension

3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95054, U.S.A. Telephone: 408 727 5555 www.appliedmaterials.com

October 25, 2012

Mr . Greg Melvin

Business Manager – Key Accounts

MKS Instruments

134 Rio Robles Dr

San Jose, Ca . 95134

Reference: Global Supplier Agreement, dated April 21, 2005

Mr. Melvin,

To allow for adequate time to complete ongoing negotiations of our existing GSA document, we are amending the Global Supplier Agreement between Applied and MKS Instruments to extend the existing term. We will in good faith work on an evergreen agreement within the next 6 months. Unless the GSA is terminated sooner, the term of the GSA will now expire on October 31, 2013. During that time either Applied or MKS Instruments may provide the other company 9 months written notice terminating the GSA.

All other Terms and Conditions of the Global Supply Agreement remain unchanged. Additionally, any Addendums that expire upon the expiry or termination of the GSA shall also be extended for this additional period, unless earlier terminated as provided in the Addendum or this letter .

Regards,

/s/ David Morishige	DAVID MORISHIGE	10/30/2012
Applied Materials

/s/ J R Abrams	JOHN R. ABRAMS	31 OCT 12
MKS Instruments

Cc: Contract File

3050 Bowers Avenue | P.O. Box 58039 Santa Clara, California 95054, U.S.A. Telephone: 408 727 5555 www.appliedmaterials.com

October 4th, 2013

Ms. Holy Bonner

Account Director

134 Rio Robles Drive

San Jose, CA 95134

Reference: Global Supply Agreement, dated April 21, 2005

Ms. Bonner:

To allow for adequate time to complete negotiations of our existing GSA  document, we are amending the Global Supply Agreement between Applied Materials and MKS Instruments to extend the existing term. We will in good faith work on an evergreen agreement within anticipated completion in the next six (6) months. Unless the GSA is terminated sooner, the term of the GSA wil now expire on April 30th, 2014. During that time, either Applied Materials or MKS Instruments may provide the other company six (6) months written notice terminating the GSA.

All other Terms and Conditions of the Global Supply Agreement remain unchanged. Additionally, any Addendums that expire upon the expiry or termination of the GSA shall also be extended for this additional period, unless terminated earlier as provided in the Addendum or this letter.

Sincerely,

John A. Casey

Sr. Commodity Business Manager

/s/ John A. Casey	10/23/2013
Applied Materials	Date

/s/ John Abrams	10/23/2013
MKS Instruments	Date

3050 Bowers Avenue | P.O. Box 58039 Santa Clara, California 95054, U.S.A. Telephone: 408 727 5555 www.appliedmaterials.com

April 16, 2014

Ms. Holly Bonner

Account Director

134 Rio Robles Drive

San Jose, CA 95134

Reference: Global Supply Agreement, dated April 21, 2005

Dear Holly:

To allow for adequate time to complete negotiations of our existing GSA document,  we are amending the Global Supply Agreement between Applied Materials and MKS Instruments to extend the existing term. We will in good faith work on an evergreen agreement within anticipated completion in the next three months. Unless the GSA is terminated sooner, the term of the GSA will now expire on July 30th, 2014.

All other Terms and Conditions of the Global Supply Agreement remain unchanged.  Additionally, any Addendums that expire upon the expiry or termination of the GSA shall also be extended for this additional period, unless terminated earlier as provided in the Addendum or this letter.

Sincerely,

/s/ John A. Casey
John A. Casey
Sr. Commodity Business Manager

/s/ John A. Casey	4/16/14
Applied Materials	Date

/s/ Gerald G. Colella	4/27/14
MKS Instruments	Date

Gerald G. Colella
CEO & President

3050 Bowers Avenue | P.O. Box 58039 Santa Clara, California 95054, U.S.A. Telephone: 408 727 5555 www.appliedmaterials.com

July 31, 2014

Mr. Greg Melvin

Business Development Manager

134 Rio Robles Drive San Jose, CA 95134

Reference: Global Supply Agreement (GSA), dated April 21, 2005

Dear Greg:

The parties acknowledge that they are still negotiating an amendment to the current GSA which (in addition to other provisions) would create an evergreen term for the amended GSA. MKS has asked for additional time to review Applied’s latest proposal for this amendment and so the parties agree to extend the GSA beyond July 30, 2014 until August 31, 2014.

In the interest of a successful conclusion to negotiations, the following performance criteria will be required of both parties during this period:

1.	Two Business Days (48 hours) turnaround of agreement drafts
2.	Daily discussions between the parties led by Commodity Business Manager (Applied) and Account Manager (MKS) on contractual language topics that are unresolved
3.	If negotiations are not completed by August 14th, a negotiation review with the executives of both parties will be held no later than August 18th at a time and location to be determined by Applied

Unless the GSA is terminated sooner, the term of the GSA will now expire on August 31st. If, however, MKS fails to perform to the criteria listed above, or if an additional extension period is required, Applied, at its discretion, can modify payment terms which Applied had previously agreed could stay “as is” to Applied’s standard payment terms of net [**] days for a period of no less than [**] days.

All other terms and conditions of the GSA remain unchanged. Additionally, any addenda or other agreements that expire upon the expiration or termination of the GSA shall also be extended through August 31st, unless terminated sooner in accordance with their terms.

Sincerely,

/s/ John A. Casey

John A. Casey

Sr. Commodity Business Manager

/s/ John A. Casey	8/1/14
Applied Materials	Date

/s/ Greg Melvin	8/1/14
MKS Instruments	Date

3050 Bowers Avenue | P.O. Box 58039 Santa Clara, California 95054, U.S.A. Telephone: 408 727 5555 www.appliedmaterials.com

August 29, 2014

Mr. Greg Melvin

Business Development Manager

134 Rio Robles Drive

San Jose, CA 95134

Reference: Global Supply Agreement (GSA) Extension Letter, dated July 31st, 2014

Dear Greg:

The parties acknowledge that they are still negotiating an amendment to the current GSA which (in addition to other provisions) would create an evergreen term for the amended GSA.

The parties have agreed that additional time is required to complete negotiations. The expiration date for the current extension letter is modified from August 31st, 2014 to September 15th, 2014.

All other terms and conditions of the GSA remain unchanged. Additionally, any addenda or other agreements that expire upon the expiration or termination of the GSA shall also be extended through September 15th, unless terminated sooner in accordance with their terms.

Sincerely,

/s/ John A. Casey

John A. Casey

Sr. Commodity Business Manager

/s/ John A. Casey	8/29/14
Applied Materials	Date

/s/ Greg Melvin	8/29/14
MKS Instruments	Date

3050 Bowers Avenue | P.O. Box 58039 Santa Clara, California 95054, U.S.A. Telephone: 408 727 5555 www.appliedmaterials.com

September 15, 2014

Mr. Greg Melvin

Business Development Manager

134 Rio Robles Drive

San Jose, CA 95134

Reference: Global Supply Agreement (GSA) Extension Letter, dated July 31st, 2014

Dear Greg:

The parties acknowledge that they are still negotiating an amendment to the current GSA which (in addition to other provisions) would create an evergreen term for the amended GSA.

The parties have agreed that additional time is required to complete negotiations. The expiration date for the current extension letter is modified from September 15th 2014 to September 30th, 2014.

All other terms and conditions of the GSA remain unchanged. Additionally; any addenda or other agreements that expire upon the expiration or termination of the GSA shall also be extended through September 30th, unless terminated sooner in accordance with their terms.

Sincerely,

/s/ John A. Casey

John A. Casey

Sr. Commodity Business Manager

/s/ John A. Casey	9/15/14
Applied Materials	Date

/s/ Greg Melvin	9/15/14
MKS Instruments	Date

AMENDMENT TO THE APPLIED MATERIALS GSA

THIS AMENDMENT is made as of the 3rd day of October, 2014, (the “Amendment Date”), with respect to that certain Global Supply Agreement dated April 21, 2005 (the “GSA”) between Applied Materials, Inc. and MKS Instruments, Inc. (as defined in the GSA, “Supplier”).

1.	Continuation and Extension of GSA.

A.	Capitalized terms used in this Amendment shall (unless separately defined in this Amendment) have the same meaning as in the GSA. Except to the limited extent expressly modified by this Amendment, the GSA shall remain unmodified and in full force and effect.

B.	The Term of the GSA shall, unless sooner terminated as set forth in Section 21 (Termination), be extended by at least twenty-seven (27) months. After this additional twenty-seven (27) month period, this Agreement shall continue unless either party provides nine (9) months prior written notice to the other party of such party’s desire to allow this Agreement to expire.

2.	Continuation of Certain Contracts and Amendments. The Parties expressly agree that all amendments to the GSA and all separate contracts continue in effect without modification by this Amendment except those amendments and/or contracts that are expressly terminated by Section 2 of this Amendment or expire or terminate on the terms contained within the applicable amendment and addendum. The parties agree that if there is disagreement of whether an amendment or addendum is expired, the parties shall discuss in good faith the effectiveness of such amendment or contract. The Parties agree that the following agreement is not an amendment to the GSA: [**]. As of the Amendment Date [**] is terminated and replaced, with the provisions of [**], which reflect that Supplier’s procedures and implementation [**] policy. The parties will continue to communicate and work with each other on [**] after execution of this Amendment.

3.	Replacement, Insertion, and Deletion of Certain GSA Sections. The following provisions of the GSA are hereby replaced, deleted or inserted as set forth below.

a.	Section 1(b) is replaced with the following:

“Applied” means Applied Materials, Inc., on behalf of itself and its subsidiaries existing on or after the Effective Date, including without limitation Applied Materials South East Asia Pte. Ltd. and Applied Materials Europe BV.

b.	Section 1(j) is replaced with the following:

“Sub-tier Supplier” means a member of Supplier’s direct or indirect sub-tier supply base (including, without limitation, subcontractors and vendors of Supplier, and of Supplier’s subcontractors and vendors) that provides goods and/or services in connection with an Item.

c.	The last sentence in Section 12(e), Remedies, is deleted and replaced with the following:

Applied may notify Supplier of defects and non-conformances and communicate its elected remedy by delivery of notice in the form of a “Supplier Corrective Action Request” as set forth in Attachment 8a on the Applied Web Site or in accordance with the Discrepant Material Report (“DMR”) and closed-loop corrective action processes as set forth in Attachment 8b located on the Applied Web Site.

APPLIED MATERIALS CONFIDENTIAL /MKS INSTRUMENTS	Page 1 of 9

d.	Section 15(b) is replaced with the following:

Design and Process Change Communication. After Applied has approved the First Article, Supplier shall not make any change to the design (firmware, hardware or software) of the Item that may alter the Specifications or the form, fit, function or interchangeability of parts without first submitting a “Supplier Problem Sheet (SPS)” as set forth in Attachment 12 on the Applied Web Site and obtaining Applied’s written approval. Supplier will not make, [**] to make, changes to the [**] Items, including a transfer of any portion of the [**], without Supplier first submitting a “Supplier Notification Form (SNF)” as set forth in Attachment 13 on the Applied Web Site and obtaining Applied’s written approval.

e.	Section 15(e), Ozone Depleting Chemical, is replaced with the following:

Compliance with Minimum Environmental, Health & Safety Requirements. Supplier, Supplier’s Subsidiary and [**] Sub-tier Suppliers shall comply with, any applicable environmental, health or safety law, rule, regulation, order, decree or ordinance as well as those environmental, health and safety requirements identified as best known practices customarily and generally implemented by suppliers within the semiconductor industry or as may be located on the Applied Web Site, provided that for those requirements located on the Applied Web Site, Supplier has not rejected, or objected to, the requirements in accordance with the provisions of Section 2 of the GSA. Supplier shall make commercially reasonable efforts (by means of including in Supplier’s standard terms and conditions) to assure that all other Sub-tier suppliers will comply with the legal requirements.

f.	Section 16, Management of Inventory, is replaced with the following:

(a) Designation of Inventory Liability Items. Applied may designate certain finished good Items as “Inventory Liability Items” by (i) [**] for that Item in an authorized inventory planning tool, or (ii) identifying an Item as [**], or otherwise [**] with written or electronic notice of such designation. So that [**], Supplier shall actively maintain accurate lead times for all Items in such authorized inventory planning tool, using the definition of “lead time” designated by Supplier from time to time for this purpose. Supplier agrees to manufacture and stock such Inventory Liability Items in accordance with this Section 16; and/or, if requested by [**], a [**] agreement between Applied and Supplier.

(b) Forecasts. Applied may periodically issue to Supplier rolling forecasts setting forth projected demand for Items, whether by specific divisions or otherwise (“Applied Forecasts”). Applied Forecasts are intended for planning purposes only and shall not constitute a binding purchase commitment of Applied. If [**] designates a Inventory Liability Item under Section 16(a)(ii), and does not [**] for it in an authorized inventory planning tool, then that [**] for that Item in the most recent and most specific Applied’s Forecast for that Item. (The Parties may modify this number [**] for any particular Item in Attachment 1.)

(c) [**] Requirements. Unless otherwise designated in Attachment 1 or [**], Supplier will maintain the “[**], if any, of each [**] as specified [**] from time to time. All [**] manufactured by Supplier to meet a [**] shall be considered [**] under this Agreement. When Supplier is creating inventory levels to satisfy required [**], any [**] that were ordered pursuant to an Authorized Demand Signal, or any [**] ordered pursuant to an Authorized Demand Signal that is later [**], shall be [**] Supplier’s inventory and Supplier will [**] accordingly. Supplier shall monitor and report [**] to Applied for [**].

(d) Claim for Reimbursement of Excess Items. If Applied has not taken delivery of any unit of a Inventory Liability Item in Finished Goods Inventory within [**] from the date of [**], Supplier may then submit a claim for reimbursement for such Items (“Excess Items”) to Applied within [**] from the end of such [**] period. For the avoidance of doubt, if after [**] of no deliveries of any unit, Applied takes delivery of a [**], prior to the end of the [**], Supplier will still be entitled to [**]. The delivery of the [**] will not [**] for purposes of this Section 16. Once Supplier submits a claim under this Section 16 (d) the parties must review this claim within [**]

APPLIED MATERIALS CONFIDENTIAL /MKS INSTRUMENTS	Page 2 of 9

to validate the claim in good faith. Once the parties have validated the claim, the parties must complete the negotiations regarding settlement of the claim no later than [**]. Supplier’s failure to submit such a claim within this [**] period shall constitute waiver of any claim for reimbursement for Excess Items and Applied shall be released from all liability relating to such Excess Items.

(e) [**] Items. An [**] will be considered an “[**] when Applied provides notice to Supplier that such [**] If Supplier desires to submit [**], then Supplier shall submit a [**]within [**] from the date on which Applied notifies Supplier that the [**] and Applied shall [**], unless Applied, in good faith, [**]. Supplier’s failure to [**] within this [**] shall constitute a waiver of any claim for [**] and Applied shall be released from all liability relating to [**].

(f) Scope [**] Applied will not be liable for [**] other than as described in this Section. In addition, [**] shall be made in the following situations: (i) [**] pursuant to [**]; (ii) if [**] (iii) [**]; (iv) if [**] for such [**]; or (v) if such [**] that are [**] or have been [**] in contrast to [**]. Notwithstanding, as to [**] where such [**] at Applied’s request, these [**]identified in Attachment 1, [**] as described in this section.

(g) [**] Process. [**] under this Section 16 will be addressed [**] between Applied and Supplier. Supplier is [**] and otherwise [**] in any [**] shall be [**] including a [**] and was not [**] and a detailed description [**] will be based [**] as a result of [**] shall be considered [**] identified in the [**]. Such [**] shall be [**].

(h) [**] Items. [**] Items as directed in writing by Applied. [**] that are to be delivered to Applied’s facilities must be delivered in accordance with the requirements of this Agreement and/or any supplemental instructions provided by Applied. In lieu of delivery to Applied, Applied may [**]Items so that [**] with this requirement in accordance with [**] (as set forth in [**] located on the Applied Web Site).

(i) [**] Review Meetings. Designated representatives of each party shall attend a meeting (each, an [**]”) at the beginning of each [**] at such dates and times as agreed to between the Parties to discuss Supplier’s inventory positions including but not limited to a discussion of quantities of Supplier’s on-hand and on-order inventory levels for all Finished Goods Inventory and where [**] is [**] than [**], a description in reasonable detail [**] with respect to [**]. At each [**] Review Meeting, the Parties will share information to coordinate [**].

g.	Section 17, Management of Sub-tier Suppliers, is replaced with the following:

(a) Sub-tier Suppliers. After Applied has approved of the First Article of an Item, Supplier and its [**] Sub-tier Suppliers with whom Supplier provides [**] or [**] shall not subcontract with any new or different Sub-tier Supplier as to such Item without the prior written approval of Applied. Supplier agrees to inform Applied of any [**] not less than [**] prior to the date the [**] Sub-tier Supplier is contemplating the implementation of the change, by following the notification processes set forth in Attachment 13 entitled “Supplier Notification Form (SNF)” located on the Applied Web Site. The parties further agree on the following [**] regarding [**] as described below:

A.	Supplier defines a [**] on the [**] unless defined within [**] To be clear, [**] may include but are not limited to [**]. The following changes are outside of the scope of any notification policy:

i.	[**];

ii.	[**]; and

iii.	For any [**]

APPLIED MATERIALS CONFIDENTIAL /MKS INSTRUMENTS	Page 3 of 9

B.	[**] prior to a [**] where Supplier [**], Supplier will submit a [**] using the Supplier Notification Form (SNF) on the Applied Web Site ([**], with [**]. Applied shall review [**] and provide [**] shall not be unreasonably withheld or delayed. If Supplier does not receive [**], the [**]. If Supplier receives written notice of [**], Supplier and Applied shall, [**] and a [**]. The parties shall, [**], continue to meet together and discuss in good faith [**]. If after [**] a [**], the parties shall [**], where such parties shall meet [**]. Applied may reasonably, at an agreed upon time and place, [**]. Upon Supplier’ successful [**], Supplier shall [**] without further approval required.

C.	Supplier recognizes that Applied’s obligation to its customer for [**]. Upon receiving a notification [**] or [**] for these parts or any other Items, Supplier will, if applicable:

1.	[**];

2.	[**];

3.	If applicable, [**];

4.	[**];

D.	If the above [**] are not applicable to the type of [**], Applied and Supplier agree to meet in good faith to solve the particular situation and will mutually agree on problem resolution and corrective actions that will address the particular situation.

(b) Sub-tier Supplier’s Obligations. When entering into signed agreements with [**] Sub-Tier Suppliers after the Effective Date of this Amendment, Supplier will include in such agreements provisions which provide the following:

(i) Sub-tier Suppliers shall comply with all Specifications, quality, manufacturing and other technical requirements that may be necessary in order for the Sub-tier Supplier to timely deliver conforming Items, or any portion thereof.

(ii) [**] that Supplier is obligated to take by Section 11 (g).

(iii) All Supplier personnel [**] who are authorized to receive or obtain (directly or indirectly) Confidential Information (collectively, “Recipients”), shall agree, [**], to be obligated to hold all Confidential Information in confidence and not to use the Confidential Information in any way, except on behalf of Supplier in performing its obligations hereunder, and to protect the Confidential Information from unauthorized use and disclosure.

(iv) [**] shall provide Supplier with sufficient [**] of all [**] contemplated by [**] to ensure that Supplier will comply with its notification obligations to Applied under Sections 15 and 17(a) of this Agreement.

(v) Supplier will use reasonable efforts to [**] for all [**].

(c) Mandated Sub-tier Suppliers. “Special Process” means a process that is [**], which may include, but is not limited to, causing a metallurgical change to the base material such as heat treating, forging or hardening processes; joining materials by welding, brazing, or other bonding process; or providing a coating or surface treatment such as cleaning, electropolishing, plating, painting, or anodizing. As to any Item(s) which require a Special Process, and if the Item is a build to print Item, Supplier must use (and cause Sub-tier Suppliers to use) one or more of the suppliers and otherwise follow the requirements identified in Attachment 18 entitled “Applied Materials Special Process Supplier Approval List” located on the Applied Web Site.

APPLIED MATERIALS CONFIDENTIAL /MKS INSTRUMENTS	Page 4 of 9

h.	The following provision is added as a new subsection “(c)” to Section 23 of the GSA:

This Section 23 sets forth the entire obligation of Supplier to Applied and Applied to Supplier as to Indemnified Liabilities arising from the actual or alleged misappropriation or infringement of any third party’s IP Right.

i.	Section 24, Import and Export Requirements, is replaced with the following:

(a) General. Both parties shall comply with all applicable import and export control laws or regulations (“Import and/or Export Laws”) promulgated and administered by the laws of the United States or the government of any other country with jurisdiction over the Parties or the transactions occurring under this Agreement including the obligation not to export, re-export or otherwise disclose, directly or indirectly, Items or technical data to any person or destination when such export, re-export or disclosure is in violation of Import and/or Export Laws. Applied shall provide Supplier with any and all information (“Trade Compliance Information”), to the extent the Item is Applied’s design, that may be required to comply with Import and/or Export Laws, including applicable Export Control Classification Numbers and Harmonized Tariff Schedule Numbers. Supplier shall provide Applied with any and all Trade Compliance Information to the extent the Item is Supplier’s or a Sub-tier Supplier’s design. Documentation substantiating U.S. and foreign regulatory approvals for the Items, and information required by Customs officials to substantiate the value of imported Items, including any adjustments in valuation attributable to manufacturing assists as defined by the U.S. Customs Regulations shall be provided by Supplier. In any case, Supplier shall refrain from transmitting any Specification, design, Item, or other good or documentation (or otherwise take any action or omit to take any action) in violation of the Import and/or Export Laws.

(b) Country of Manufacture. Foreign origin Items produced by Supplier shall have its packing marked with the Country of Origin as required by Import and/or Export Laws. Supplier shall respond to requests for country of origin certificates, analyze item eligibility and provide certificates for qualifying items per the direction of Global Trade. Supplier shall also provide documents required for the lawful importation of original equipment manufacturer (OEM) products such as product specifications, testing, registration, etc. In addition, upon Applied’s request, Supplier shall provide other documentation as may be required by U.S. Customs and Border Protection or other governmental authorities with respect to Supplier’s products.

(c) U.S. Duty Drawback. Supplier will provide Applied or its agent with documentation acceptable to U.S. Customs and Border Protection (CBP), including CBP entry data and information and receipts for duties paid, that Applied determines is necessary for Applied to qualify for duty drawback. Such data shall include information and receipts for duties paid, directly or indirectly, on all Items which either are imported or contain imported parts or components. Information related to serial numbers, unique part numbers, lot numbers and any other data which will assist Applied in identifying imported Items sold to Applied shall also be provided. At the time of delivery of the Items, but in no event later than thirty (30) days after each calendar quarter, Supplier will provide such documents accompanied by a completed Delivery Certificate for Purposes of Drawback (CBP Form 7552) or other documentation required pursuant to 19 CFR 191, or successor regulations. Supplier specifically transfers any rights to drawback to Applied, and agrees not to file any drawback claims for the delivered Items, and further agrees to maintain any and all records required by law which relate to the delivered Items and provide them to CBP upon request.

APPLIED MATERIALS CONFIDENTIAL /MKS INSTRUMENTS	Page 5 of 9

j.	Section 26(d) is replaced with the following:

Survival of Obligations. Termination or expiration of this Agreement will not relieve either Party of its obligations under Sections 8(c), 9, 11,12, 19(d), 20 (d) –(f), 21(b)(i)-(iv), 22– 24(a) and 26 (c) – (e ), (g) – (k), (m) – (q) nor will termination or expiration relieve the Parties from any liability arising prior to the date of termination or expiration.

k.	Section 26(f) is replaced with the following:

General Compliance with Laws and EEO Regulations. Each Party represents, warrants and agrees that (i) such Party’s execution, delivery and performance of this Agreement will not conflict with or violate any applicable law, rule, regulation, order, decree, or ordinance; and (ii) such Party shall comply with the requirements of 41 CFR §§ 60-1.4(a)(7), 60–300.5, and 60–741.5, if applicable, relating to equal opportunity clauses pertaining to government contracts. Supplier warrants and represents that no law, rule, regulation, order or ordinance of the United States, a state, any governmental agency or authority of any country has been violated in supplying the Items ordered herein. In addition, US regulations require including the following text. If applicable, Supplier will be deemed to be “subcontractor” and Applied is deemed to be “contractor.” This contractor and subcontractor shall abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability.

l.	U.S. Section 26(i), Applicable Law, Jurisdiction, Venue, is replaced with the following:

Governing Law, Exclusive Forum. The Agreement and any dispute arising out of or in connection with the Agreement or the Parties’ relationship shall be interpreted, enforced and governed by the laws of the State of California, excluding its choice of law rules. The exclusive forum for any dispute related in any way to this Agreement or the Parties’ relationship shall lie in the courts, state or federal, of California, and venue shall lie in the courts of Santa Clara County. Items shall be deemed and shall qualify as goods under the Uniform Commercial Code as adopted in California. Each Party consents to personal jurisdiction in the above courts. Notwithstanding the foregoing, Applied shall have the right to seek injunctive relief, including preliminary and permanent injunctive relief, in any court of competent jurisdiction, including, without limitation, to enforce Applied’s rights under Sections 9 and 11, or to otherwise enforce any judgment made hereunder.

APPLIED MATERIALS CONFIDENTIAL /MKS INSTRUMENTS	Page 6 of 9

m.	The following provisions are added as new subsections to Section 26 of the GSA:

(t) Electronics Industry Code of Conduct. Supplier acknowledges that Applied has adopted and supports the Electronics Industry Code of Conduct, which is set forth on Applied’s Web Site as Attachment 21. Supplier acknowledges it has reviewed, substantially complies with, and will implement this code in accordance with Supplier’s EICC statements and will use reasonable efforts to negotiate agreements after the effective date of this Amendment with [**] Sub-Tier Suppliers to incorporate this code to the extent MKS complies with said code.

(u) Notifications to Applied. Supplier will put forth reasonable effort to notify Applied upon the occurrence of; (i) a significant change in leadership roles at Supplier, a business division of Supplier, or factory or physical plant of Supplier, which is involved in Supplier’s performance of this Agreement; (ii) any significant problem or other significant issue that a reasonable person in the position of Supplier would believe could negatively impact Supplier’s ability to perform its obligations under this Agreement (including making on-time deliveries).

n.	The parties acknowledge that certain Specifications identified in the GSA may have been renumbered. The following Table of Attachments, which contains the Specifications, shall replace the Table of Attachments in the GSA. Any reference to an Attachment in the GSA shall now refer to the corresponding Attachment listed in the table below. The parties have updated Attachment 1 and such updated Attachment 1 dated October 31, 2014 shall be incorporated herein by reference. However, to be clear, if any changes are made to the Attachments referenced below, Supplier has the right to object to and reject such changes in accordance with the provisions of Section 2 of the GSA, provided that no amendment to a [**] or [**] or 21 (Electronics Industry Code of Conduct) shall become effective unless Supplier consents thereto in writing.

Table of Attachments

No.	Name
1	List of Items, Pricing Mechanism, and Lead Times
2	Unit Packaging Label Specification (0251-07710)
3a	Packaging Specification (0250-00098)
3b	Supplier Packing Requirements (0251-05100)
3c	Marking Specification (0250-01033)
3d	Minimum Product EHS Requirements (0250-27105)
4	Transportation Routing Guide
5a	ERS Program Requirements
5b	Invoicing Requirements for Non-ERS Suppliers
6	Payment Discrepancy Process
7	Technology Escrow Agreement
8a	Supplier Corrective Action Request
8b	Discrepant Material Report Processes
9	AGS Flat Rate Repair Amendment to the GSA dated November 15, 2006
10	Supplier Performance Plan
11	Supplier First Article Requirements
12	Supplier Problem Sheet

APPLIED MATERIALS CONFIDENTIAL /MKS INSTRUMENTS	Page 7 of 9

13	Supplier Notification Form
14	ECO Process Requirements
15	Supplier Quality Requirements Exhibit 1: Quality Requirements Document Exhibit 2: Process Qualification Program Exhibit 3: SSQA Training Guidelines Exhibit 4: Supplier Improvement Roadmap
16	Intentionally left blank
17	Certificate of Destruction provided mutually agreed per the GSA
18	Special Process Supplier List
19	On-Site Representative Agreement to the extent covered by Section 18(b) of the GSA
20	Applied Tooling Requirements
21	Electronics Industry Code of Conduct to the extent provided in Section (m) of this Amendment.

4. In the event of a conflict between the GSA and this Amendment, the terms and conditions of this Amendment shall supersede.

IN WITNESS WHEREOF, each party has caused this Amendment to be executed by its duly authorized representative.

APPLIED MATERIALS, INC.		MKS INSTRUMENTS, INC.

By:	/s/ James White	By:	/s/ John R. Abrams
Name:	James White	Name:	John R. Abrams
Title:	VP, Supply Chain, CPO	Title:	SVP, Global Sales & Service

APPLIED MATERIALS CONFIDENTIAL /MKS INSTRUMENTS	Page 8 of 9

Attachment 1

List of Items, Pricing Mechanism, and Lead Times

Applied Item	MKS Item	Desc	LastSite	First Qtr Purchased	Total Age of Part (Yrs)	Exclusivity Categorizaiton	Price	Lead Time	Agility	ITO	BPO Number	Agreement
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]					[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 31 pages were omitted. [**]